Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass EVP/Secretary & Chief Governance Officer 717.339.5085 lglass@acnb.com

ACNB CORPORATION REPORTS RECORD

THIRD QUARTER 2018 EARNINGS

GETTYSBURG, PA, October 25, 2018 -— ACNB Corporation (NASDAQ: ACNB) today announced record financial results for the nine months ended September 30, 2018, with net income of $16,459,000. Compared to net income of $7,271,000 for the nine months ended September 30, 2017, this is an increase of $9,188,000 or 126.4% over comparable period results. Basic earnings per share was $2.34 and $1.14 for the nine months ended September 30, 2018 and 2017, respectively, which is an increase of $1.20 per share or 105.3%.

The Corporation reported net income of $6,039,000 for the three months ended September 30, 2018. Compared to net income of $1,912,000 for the three months ended September 30, 2017, this is an increase of $4,127,000 or 215.8% over comparable period results. Basic earnings per share was $0.86 and $0.27 for the three months ended September 30, 2018 and 2017, respectively, which is an increase of $0.59 per share or 218.5%.

The higher net income reported for both periods was a result of merger-related expenses incurred in 2017, organic net revenue growth in 2018, as well as the additional revenues and cost efficiencies associated with the acquisition of New Windsor Bancorp, Inc. (New Windsor) on July 1, 2017. In addition, net income was aided by a lower effective tax rate due to the Tax Cuts and Jobs Act effective on January 1, 2018.

“ACNB Corporation’s financial results for the third quarter and the first nine months of 2018 were certainly robust in comparison to 2017 as evidenced by the significant increase in both net income and basic earnings per share in each period,” said James P. Helt, ACNB Corporation President & CEO.

“These strong results generated by our core operating performance enables ACNB Corporation to continue investing in the best products and services available to enhance the customer experience and ultimately provide a positive return to our shareholders. Specifically, as we entered the fourth quarter of 2018, ACNB Corporation’s banking subsidiary, ACNB Bank, launched more dynamic websites and introduced a new menu of personal checking accounts with value-added benefits. We believe that such enhancements will positively contribute to future operating results and competitive performance,” he continued.

Revenues

Total revenues, defined as interest income plus noninterest income, for the first nine months of 2018 were $59,555,000, or a 26.3% increase over total revenues of $47,144,000 for the first nine months of 2017. Total interest income for the first nine months of 2018 was $47,401,000, or an increase of 29.5%, as compared to total interest income of $36,604,000 for the first nine months of 2017, as a result of both organic loan growth and inorganic loan growth via the New Windsor acquisition.

Loans

Total loans outstanding were $1,272,446,000 at September 30, 2018. Loans outstanding increased by $28,276,000, or 2.3%, since December 31, 2017, and increased by $36,076,000, or 2.9%, from September 30, 2017 to September 30, 2018. As a result of normal and anticipated credit losses in the portfolio, the provision for loan losses for the first nine months of 2018 was $770,000.

Deposits

Total deposits were $1,347,243,000 at September 30, 2018. Deposits increased by $48,751,000, or 3.8%, from December 31, 2017, and $35,359,000, or 2.7%, from September 30, 2017 to September 30, 2018.

Net Interest Income and Margin

Net interest income rose by $9,207,000 to $42,066,000 for the first nine months of 2018, which is an increase of 28.0% compared to the first nine months of 2017. The net interest margin for the first nine months of 2018 was 3.78%, compared to 3.55% for the same period of 2017. The increases in net interest income and net interest margin for the first nine months of 2018 were primarily due to the impact of the New Windsor acquisition and the related purchase accounting adjustments.

Noninterest Income

Noninterest income for the first nine months of 2018 was $12,154,000, an increase of $1,614,000, or 15.3%, from the first nine months of 2017. The increase includes both revenue from fiduciary, investment management and brokerage activities and commissions from insurance sales, which grew 25.1% and 8.1%, respectively, from the first nine months of 2017 to the first nine months of 2018.

Noninterest Expense

Noninterest expense for the first nine months of 2018 was $33,093,000, a decrease of $408,000, or 1.2%, from the same period in 2017. The decrease in noninterest expense was due to merger-related expenses of $4,675,000 incurred in the first nine months of 2017, which were mostly offset by higher expenses in the first nine months of 2018 attributable to the new operations resulting from the New Windsor acquisition along with increasing technology and corporate governance costs.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in the first nine months of 2018 totaled $4,642,000, or $0.66 per share. In the first nine months of 2017, ACNB Corporation paid a $0.60 dividend per share for total dividends paid to shareholders in the amount of $3,829,000. A portion of the increase in total dividends paid to shareholders in the first nine months of 2018 was a result of new shares issued effective with the acquisition of New Windsor on July 1, 2017.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $1.6 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York as well as loan offices in York, PA, and Hunt Valley, MD. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace via a network of seven community banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. Russell Insurance Group, Inc., a full-service agency with licenses in 44 states, offers a broad range of commercial and personal insurance lines through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

ACNB #2018-25

October 25, 2018

ACNB CORPORATION

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
INCOME STATEMENT DATA
Interest income	$16,282	$15,109	$47,401	$36,604
Interest expense	1,869	1,547	5,335	3,745
Net interest income	14,413	13,562	42,066	32,859
Provision for loan losses	200	—	770	—
Net interest income after provision for loan losses	14,213	13,562	41,296	32,859
Noninterest income	4,125	3,930	12,154	10,540
Merger-related expenses	—	4,305	—	4,675
Noninterest expense	10,856	10,562	33,093	28,826
Income before income taxes	7,482	2,625	20,357	9,898
Provision for income taxes	1,443	713	3,898	2,627
Net income	$6,039	$1,912	$16,459	$7,271
Basic earnings per share	$0.86	$0.27	$2.34	$1.14

Unaudited Selected Financial Data

Dollars in thousands, except per share data

	September 30, 2018	September 30, 2017	December 31, 2017
BALANCE SHEET DATA
Assets	$1,647,799	$1,607,635	$1,595,432
Securities	$198,217	$205,761	$203,880
Loans, total	$1,272,446	$1,236,370	$1,244,170
Allowance for loan losses	$13,414	$14,105	$13,976
Deposits	$1,347,243	$1,311,884	$1,298,492
Borrowings	$123,250	$130,656	$131,508
Stockholders’ equity	$164,512	$153,256	$153,966
COMMON SHARE DATA
Basic earnings per share	$2.34	$1.14	$1.50
Cash dividends paid per share	$0.66	$0.60	$0.80
Book value per share	$23.36	$21.83	$21.92
Number of common shares outstanding	7,042,224	7,019,645	7,023,658
SELECTED RATIOS
Return on average assets	1.37%	0.72%	0.69%
Return on average equity	13.96%	7.72%	7.12%
Non-performing loans to total loans	0.50%	0.67%	0.63%
Net charge-offs to average loans outstanding	0.11%	0.01%	0.02%
Allowance for loan losses to total loans	1.05%	1.14%	1.12%
Allowance for loan losses to non-performing loans	212.79%	169.51%	177.77%